Exhibit 99.2

Company Contact:	The Investor Relations Company:
Paul A. Brown, M.D., Chairman	Brien Gately
(561) 478-8770, Ext. 123	(847) 296-4200

HearUSA REPORTS JANUARY REVENUES

     WEST PALM BEACH, Fla., February 2, 2005—HearUSA, Inc. (AMEX: EAR) today reported January 2005 revenues increased approximately 14% percent to more than $4.5 million from $3.9 million in January 2004. President and Chief Executive Officer Stephen J. Hansbrough stated “Based on the level of revenue for January, we are on target with our previously issued guidance that revenues will exceed $80 million for fiscal 2005 and our expectation that this year will be our first profitable year.”

About HearUSA

     HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. The 154 company-owned centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario Canada. In addition, the company has a network of 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

     This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including that concerning the Company’s expectation that the 2005 results will exceed $80 million and that 2005 will be the Company’s first profitable year. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as market demand for the Company’s goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the Company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the 2003 fiscal year.

     HearUSA will hold a webcast today at 9:00 A.M. Eastern Time to allow securities analysts and shareholders the opportunity to hear management discuss the company’s January results. The call is being webcast by Vcall and can be accessed at HearUSA’s website at www.hearusa.com or investors can access the webcast at http://www.vcall.com/EventPage.asp?ID=90499. The conference can also be listened to by telephone by dialing (toll free) 877-407-9210 (international) 201-689-8049.

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